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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Virtus Opportunities Trust

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urgent – we need your VOTE.

this is in regard to your investment.

March 2022

Dear Investor,

You are an investor in the Stone Harbor Emerging Markets Debt Allocation Fund. Due to a lack of votes, the special meeting of shareholders of Stone Harbor Emerging Markets Debt Allocation Fund has been adjourned, to March 17, 2022.

Over the past several weeks, you should have received communications regarding a proxy campaign to approve the Agreement and Plan of Reorganization for the Fund.

Your vote is urgently needed. Without your vote, the Board of Trustees may have to consider other options, including liquidation, which could result in tax or other implications for shareholders. Your vote will make a meaningful difference to the Fund’s ability to conduct business related to the proposed Agreement and Plan of Reorganization.

The vast majority of Shareholders that have voted cast their votes FOR the Proposal.

Vote today – it is quick! It can take less than a minute!

Dial toll-free 844-557-9029 to Speak with a Proxy Specialist who can take your vote over the phone, as well as answer any proxy related questions.

Vote via the Internet – You may cast your vote using the Internet by logging onto the Internet address located on your proxy ballot(s) and following the instructions on the website. www.proxyvote.com

Simply sign and date the enclosed ballot and return it using the Business Reply Envelope enclosed.

Vote by Touch-Tone Phone – You may cast your vote by telephone by calling the toll-free number found on the proxy ballot(s) that you received.

Vote via your unique QR Barcode on your proxy ballot.

Please vote promptly so your vote can be received prior to the March 17th Adjourned Special Meeting of Shareholders.

The Board of Trustees of the Fund recommends

that you vote “FOR” the Proposal.

If you have any questions about the benefits of voting FOR the proposal, please do not hesitate to contact John DiSpigno on the Stone Harbor Emerging Markets Debt Portfolio Management team at 212 548 1043 or jdispigno@shiplp.com

Thank you for your confidence, support, and your vote!

SHPMC322

March 1, 2022

URGENT

Dear Shareholder of the Stone Harbor Funds:

We have attempted to contact you regarding an important matter pertaining to the Stone Harbor Emerging Markets Debt Allocation Fund.

Please contact us immediately at 1- 844-557-9029 Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time and Saturday through Sunday between the hours of 10:00 a.m. to 6:00 p.m. Eastern Time.

This matter is very important and will take only a moment of your time.

Broadridge Financial Solutions has been engaged by Stone Harbor to contact you.

Thank you in advance for your assistance with this matter.

Sincerely,

Michael Collins

Vice President and General Manager